Exhibit 99.1

News Release

CONTACT:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	November 25, 2013
Laura Wehby (Investors)
(513) 534-7407
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Agreement with Freddie Mac

Resolving Mortgage Repurchase Claims

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced that it has entered into an agreement with Freddie Mac to resolve certain repurchase claims associated with mortgage loans originated and sold prior to January 1, 2009. The Bank will make a cash payment of $25 million to Freddie Mac, after paid claim credits and other adjustments.

As of September 30, 2013, Fifth Third’s mortgage representation and warranty reserves associated with the loans covered by the agreement were fully sufficient to cover the payment amount.

The agreement covers the loans Fifth Third originated and sold to Freddie Mac prior to January 1, 2009, regardless of whether Freddie Mac has made a repurchase demand on any particular loan to date.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $126 billion in assets and operates 18 affiliates with 1,321 full-service Banking Centers, including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,453 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

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